EXHIBIT 10.61

                  SENIOR MANAGER SEPARATION BENEFITS AGREEMENT
                    (Including Change In Control Provisions)

     THIS SENIOR MANAGER SEPARATION BENEFITS AGREEMENT (the "Agreement") is made and entered into as of January 17, 1996, by and between SIERRA TAHOE BANCORP, a California Corporation (hereinafter "STB") and its banking subsidiaries TRUCKEE RIVER BANK and SIERRA BANK OF NEVADA, with its principal offices located at 10181 Truckee Tahoe Airport Road, P.O. Box 61000, Truckee, California 96161 and MARTIN R. SORENSEN, an individual ("MRS").


                                                       WITNESSETH


     WHEREAS, MRS is currently designated a senior officer and 'at will' employee of Truckee River Bank and Sierra Bank of Nevada and expects to remain a senior officer and employee subject to the policies and conditions contained within the STB Personnel Policies and Procedures;

     WHEREAS, both STB and MRS feel it is in their respective and mutual best interests to preagree upon appropriate and reasonable separation compensation that will be paid to MRS should STB ever determine that MRS should, for whatever reason, be terminated from his position and leave the company;

     WHEREAS, STB and MRS agree that the benefits described herein constitute full payment of and shall completely supersede and constitute full satisfaction of any and all other monetary or nonmonetary benefits paid as a result of the termination of MRS for any reason by STB except as may be additionally required beyond the sums and benefits paid hereunder by law.

     WHEREAS, nothing in this Agreement is intended to change the current at will employment of MRS or create a contract of employment. Further, this Agreement shall only cover situations wherein STB requests the termination of MRS and shall not apply if MRS elects to voluntarily leave STB.

     NOW, THEREFORE, in consideration of the promises set forth below and for other good and valuable consideration, including the mutual covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, STB and MRS hereby agree as follows:

     1. Applicability of Agreement; Definition of Termination: This Agreement coveys additional benefits not otherwise due to employees generally and shall become operative upon MRS's termination of employment for any reason by STB, its affiliates and, their respective officers or directors, so long as that termination did not result from a final determination of the Human Resources Director and the Personnel Committee of the Board of Directors of STB that MRS's termination resulted from a material violation of the STB Personnel policies and procedures (i.e. termination for cause) (hereinafter referred to as the "Termination"). The term 'Termination' shall also be deemed to include a resignation by MRS within Nine (9) months of any 'Change In Control' as that term is defined in Paragraph 5. If the defined Termination of MRS does occur, this Agreement shall immediately become applicable. This Agreement shall


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not  apply  as to any  event  not  covered  under  the  definition  of the  term
'Termination'. Following the defined Termination, and the payment of benefits under this Agreement, it is expressly agreed and understood that STB shall not be precluded from rehiring MRS's position either now or in the future and such rehiring shall not be deemed to nullify or change this Agreement if it is otherwise applicable.

     2. Conditions For Payment of Separation Benefits. STB shall pay the separation benefits set forth in Paragraph 3 to MRS after each of the following requirements have been satisfied in the reasonable discretion of STB:

     A. A defined Termination as set forth in Paragraph 1 has occurred and MRS has left (or will promptly thereafter leave) the employment of STB; and

     B. MRS consent to and does expressly waive, release, indemnify and fully hold STB, its subsidiary companies and each of their employees, officers and directors harmless with regard to his employment at STB; the manner of his Termination; and any other matters reasonably related to his employment. MRS agrees to initiate no action, of any type or kind, regarding his employment or Termination and if such an action is initiated he agrees that such action may be promptly closed, dismissed or summarily disallowed, or, if it shall continue, that MRS will indemnify STB for the legal fees, costs and expenses resulting from their defense of that action; and

     C. MRS agrees to and shall maintain the confidentiality of any and all proprietary secrets, processes and plans of STB and its subsidiaries made known to MRS during his employment.

STB may elect to advance the separation benefits set forth in Paragraph 3 prior to the satisfaction of each of the above requirements in this Paragraph 2, or in anticipation of full performance by MRS, and should any requirement not be satisfied within a reasonable period thereafter or continuously performed, MRS, upon request of STB and presentation of proof of nonperformance and a reasonable period to cure the continuing nonperformance, shall promptly return the separation benefit(s) paid or granted to him and this Agreement shall terminate.

     3. Separation Benefits. STB shall, in addition to any final salary, vacation, personal leave, retirement plan and other monetary or nonmonetary benefit(s) covered under one or more separate agreement(s) and otherwise due or applicable to MRS upon Termination (except benefits due under an agreement or policy concerning office closure or reduction in force laws so long as less than the sums being paid hereunder), pay to MRS upon Termination one of the following benefits, at the election and option of
     MRS:

              A. A lump sum payment equal to TWELVE (12) months of monthly salary, less any and all applicable taxes, deductions arising from benefit elections or any other sums required to be deducted by law, rule or regulation. If this option is elected, STB will require MRS to pay the full rate allowed by COBRA for any continued health insurance coverage elected at the time of Termination; or

              B. Continuation of monthly salary for TWELVE (12) months, less any and all applicable taxes, deductions arising from benefit elections or other sums required to be deducted by law, rule or regulation. If this option is elected, and if MRS elects to continue health insurance coverage under COBRA, STB will continue to charge MRS the applicable employee coverage rate for Twelve
              (12) months if said applicable


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              employee rate may be properly granted to MRS without violating any existing policy or law and if said rate is lower than the COBRA rate that may be assessed.

The payment option elected shall be deemed the "Separation Benefit". Said Separation Benefit shall result in a waiver of any other separation benefits due to MRS following the Termination as more fully set forth in Paragraph 4.

     4. Express Waiver and Release of Other Separation Benefits. By executing this Agreement, MRS agrees that the Separation Benefit paid pursuant to this Agreement, provided the payments or benefits at least equal those payments or benefits that must be paid to terminated employees by law, shall be deemed to be the equivalent and substitute for any legally or customarily required separation payments due to MRS and STB shall be given full credit for sums paid hereunder as to any legal or customarily requirements to pay separation and payments hereunder shall be deemed to have fully satisfied STB's obligations with regard to any legally or customarily mandated separation payments due to MRS upon his termination, including, but not limited to, any laws or customs regarding reduction in force or job-site closing. If additional sums are legally required, or are adjudicated as required, this Agreement shall be deemed to be automatically amended to credit against the sums due the amount paid hereunder and this Agreement shall be deemed to include any additionally required benefits or payments.

     5. Change In Control. The term 'Termination' shall include any event resulting in the change in control or reorganization of STB and shall continue for NINE (9) months thereafter when it shall terminate (unless a new Change In Control shall thereafter occur when it shall again be applicable for an additional nine months). The term 'Change In Control' shall be defined as the completion of any of the following: (i) the sale of all or substantially all of the assets of STB; (ii) the merger, consolidation or reorganization of STB in which STB is not the survivor entity; (iii) or a successful tender offer involving fifty percent (50%) or more of the outstanding voting securities of STB; provided, however, that the Reorganization shall be without the monetary assistance of the FDIC and further provided that any transaction involving the organization of a holding company in which STB's shareholders would own the same percentage of such new holding company's securities as they previously held in STB shall not be deemed to qualify for a Change In Control. If a Change In Control shall occur, at the election of MRS, and if MRS concludes in good faith that because of the Change In Control he can no longer properly or effectively discharge his responsibilities and duties, MRS may, at his option, resign from STB within the Nine (9) month period set forth in this Paragraph after giving Sixty (60) days prior written notice of his separation and declare the Change In Control to be the equivalent of a Termination and receive such benefits that would have been due had STB caused the Termination to occur as set forth in this Agreement.

     6. Binding Effect of Agreement. This Agreement shall inure to the benefit of and be binding upon the heirs, administrators, personal representatives, successors and assigns of MRS and STB, as the case may be.

     7. No Contest; Reimbursement of Benefits: The parties hereby mutually agree that in the event that MRS contests this Agreement, or any of the provisions hereunder, by the filing or commencement of any action or proceeding relating to his employment or Termination of any kind or nature whatsoever against STB, its parent company or affiliate companies or is reemployed by STB involuntarily by court order, or an enforceable judgment is obtained against STB, then STB shall have the absolute right: (i) to enforce repayment in full on the date of such re-employment of all sums paid to MRS hereunder, which sums shall include the payment or value of any benefits received by MRS hereunder, as a credit in offset, reduction and


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satisfaction  of all or any  portion of such  judgment,  or, (ii) if there is no judgment, against wages due to MRS.

     8. Captions: The captions set forth herein are included solely for ease and convenience of reference and are not to be considered or construed in the interpretation of this Agreement.

     9. Entire Agreement: This Agreement constitutes and contains the entire Agreement between the parties and no statement or representation of either party hereto, their agents, officers, directors or employees made outside of this Agreement and not contained herein shall form a part of this Agreement or be binding upon the other party. This Agreement shall not be changed, modified, altered or amended, except by written instrument signed by the parties hereto.

     10. Governing Law: This Agreement shall be construed and governed in accordance with the laws of the State wherein MRS is predominantly employed, with venue appropriate in the County wherein MRS is predominantly employed. Any provision of this Agreement prohibited by law shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In the event of any litigation or action being commenced with regard to this Agreement, the prevailing party shall be awarded their reasonable attorneys fees, costs and expenses.

     11. Informed Consent and Waiver: MRS has executed this Agreement on a fully informed, voluntary basis. MRS understands and agrees that the separation benefit provided for herein will preclude MRS's right to seek other separation benefits, except as allowed by law, and that MRS has been given the right and opportunity to consult with an advisor or attorney prior to the execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have made, executed and delivered this Agreement as of the day and year first above written.





   /s/ MARTIN R. SORENSEN
MARTIN R. SORENSEN



SIERRA TAHOE BANCORP,
a California Corporation



By:  /s/ William T. Fike
     William T. Fike

Its:          President/CEO



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STATE OF CALIFORNIA                     )
                               )  SS.
COUNTY OF NEVADA                        )

     On 19th day of January, 1996, personally appeared before me, a Notary Public, in and for said County and State, MARTIN R. SORENSEN, known to me to be the person described in and who executed the foregoing instrument, who acknowledged to me that he executed the same freely and voluntarily and for the uses and purposes therein mentioned.


                                                        /s/ Julie Roberts
                                                          Notary Public
   (Seal)


STATE OF CALIFORNIA                     )
                               )  SS.
COUNTY OF NEVADA                        )

     On this 13th day of February, 1996, personally appeared before me, a Notary Public, in and for said County and State, WILLIAM T. FIKE, in his capacity as President and CEO of SIERRA TAHOE BANCORP, known to me to be the person described in and who executed the foregoing instrument, who acknowledge to me that he executed the same freely and voluntarily and for the uses and purposes therein mentioned.


                                                      /s/ Julie Roberts
                                                      Notary Public
  (Seal)

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